EXHIBIT 16.1

March 18, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 18, 2016, of FairPoint Communications, Inc. and are in agreement with the statements contained in the paragraphs two and three of Item 4.01(a) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina

1